Stock Option Exchange Proposal

By Richard Slansky and Andrew Cronauer

November 16, 2016

ONCOSEC

Background

- Review: What is a stock option?
- Most ONCS stock options are "underwater"
- "Underwater" stock options are not necessarily motivating
- Some factors considered by the Compensation Committee of the Board of Directors:
  - Motivation
  - Retention
  - Increases Option Pool
    - Avoid operating without an options pool
  - Reduces Go-Forward Expense

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Background (cont'd)

- Compensation Committee engaged an independent compensation consultant who reviewed the plan and provided a report
- Compensation Committee approved an exchange plan

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Proposal

- Exchange certain "underwater" for "at the market" options
- The exchange is optional, not mandatory!
- Options currently priced between $3.00 and $9.99 per share can be exchanged for "at the market" options in a 2:1 swap
- Options currently priced above $10.00 per share can be exchanged for "at the market" options in a 3:1 swap
- This means you forfeit your old options and receive new options … but there is at least one more important condition:
  - The vesting is re-set. 25% will vest immediately and the remainder will vest over a new period (same duration as original vesting). Old vesting is gone!

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What is the impact on you?

- Clearly, you will have a fewer number of stock options
- The new options will be at a lower exercise price
- Each person's vesting will be re-set, so it affects us all differently
- The exchange is optional, not mandatory!

Please Note:
Some of you may have pre-reverse split Notice of Grant paperwork, so please check with our legal or accounting team, e.g., a $0.80-per-share exercise price (pre-reverse split issued before May 2015) may really be a $16-per-share exercise price post-reverse split.

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Possible Scenarios

- This decision is yours and yours alone!
- However, here are some considerations:
  - If you think the Company's stock will be worth "a lot" of money some day, you may NOT want to exchange a larger number of shares for a smaller number
  - If you think the Company's stock will be worth something but not "a lot," you may want to exchange to have a higher probability that your options will be worth something
- Example 1: If you have an option on 1,200 sh. with an exercise price of $12/sh.
  - If you hold it and the stock goes to $12/sh., your option is worth nothing
  - If you exchange it and the stock goes to $12/sh., presuming your new exercise price is $2/sh., the option would be worth $4,000 (400sh x $10/sh)

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Possible Scenarios (cont'd)

- Example 2: If you have an option on 1,200 sh. with an exercise price of $12/sh.
  - If you hold it and the stock goes to $24/sh., your option is worth $14,400
  - If you exchange it and the stock goes to $24/sh., presuming your new exercise price is $2/sh., the option would be worth $8,800 (400sh x $22/sh)
- Example 3: If you have an option on 1,200 sh. with an exercise price of $12/sh.
  - If you hold it and the stock goes to $40/sh., your option is worth $33,600
  - If you exchange it and the stock goes to $40/sh., presuming your new exercise price is $2/sh., the option would be worth $15,200 (400sh x $38/sh)
- The same math would apply for a $9/sh option but at 2:1 swap

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What is the impact on OncoSec?

- If option holders exchange, it will reduce the number of outstanding options … meaning more options available in the Plan for future grants
- Have incentivized employees with "in the money" options
- One big write-off of "old" higher priced options and then lower expense of the "new" stock options going forward

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Next Steps

- YOU need to decide if you want to exchange some or all of your options—OncoSec is not making a recommendation.
- OncoSec has filed a TO (Tender Offer) with all the terms and conditions of the proposed option exchange. Please review it in its entirety. It is available on our website at ir.stockpr.com/oncosec/all-sec-filings, and we will provide you with a copy upon request.
- You will need to complete a subscription or exchange form if you decide to exchange.
- You are encouraged to seek outside legal or accounting advice.
- The offer period will end on or about December 14th at 9pm Pacific Time, unless extended by OncoSec.

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